Exhibit 99.1

G-III APPAREL GROUP, LTD.

G-III APPAREL GROUP, LTD. ANNOUNCES FIRST QUARTER FISCAL 2020 RESULTS

— Net Sales Increase 3.6% for First Quarter to $634 million —
— GAAP Net Income Per Diluted Share for the First Quarter Increased to $0.24 vs. $0.20 Last Year —
— Non-GAAP Net Income Per Diluted Share for the First Quarter Increased to $0.25 vs. $0.22 Last Year —
— Company Reaffirms Full Year Guidance —

New York, New York – June 5, 2019 -- G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the first quarter of fiscal 2020 ended April 30, 2019.

Net sales for the first quarter ended April 30, 2019 increased 3.6% to $633.6  million from $611.7 million in the same period last year. The Company reported GAAP net income for the first quarter of  $12.0 million,  or $0.24 per diluted share, compared to $9.9 million, or  $0.20 per diluted share, in the prior year’s comparable period.

Non-GAAP net income per diluted share was $0.25 for the first quarter of this year compared to $0.22 in the same period last year.  Non-GAAP net income per diluted share excludes non-cash imputed interest expense related to the note issued to seller (the “Seller Note”) as part of the consideration for the acquisition of Donna Karan International of $1.3 million in this quarter compared to $1.2 million in the first quarter last year and a  $0.8 million gain on lease terminations in the current quarter.  The aggregate effect of these exclusions was equal to $0.01 per diluted share in the first quarter of this year and $0.02 per diluted share in fiscal 2019.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “We are pleased to have reported first quarter net income per diluted share that was at the high end of our expectations. Our results were once again fueled by strong performance in our wholesale business led by our five global power brands DKNY, Donna Karan, Calvin Klein, Tommy Hilfiger and Karl Lagerfeld.”

Mr. Goldfarb concluded, “We know disruption in the retail industry has never been greater, but we remain confident in our ability to adapt to unique challenges.  We are well positioned for a solid year and I am confident we are poised to achieve significant growth over the next several years.”

Impact of New Lease Accounting Rules

Effective February 1, 2019, the Company adopted the new Lease Accounting Standards Codification Topic 842 (“ASC 842”) which resulted in a significant increase in its reported assets and liabilities associated with its operating leases. The adoption of ASC 842 will have a significant impact on the Company’s Consolidated Balance Sheet, but is not expected to have a material impact on its Consolidated Statements of Income and Comprehensive Income or Consolidated Statements of Cash Flows.

Outlook

G-III Apparel Group today reaffirmed guidance for the fiscal year ending January 31, 2020, which incorporates the impact on certain of the Company’s products,  of the current 25% tariffs imposed on nearly $200 billion of total goods imported from China into the U.S. However, the Company has not incorporated any future increases in tariffs on additional goods imported from China into the US in its fiscal 2020 guidance.

For fiscal 2020, the Company is forecasting net sales of approximately $3.28 billion and net income between $163 million and $168 million, or between $3.19 and $3.29 per diluted share.

The Company is anticipating non-GAAP net income for fiscal 2020 between $167 million and $172 million, or between $3.25 and $3.35 per diluted share. Non-GAAP guidance excludes non-cash imputed interest expense related to the Seller Note of approximately $5.4 million and a  $0.8 million gain on lease terminations. The aggregate effect of these exclusions is equal to $0.06 per diluted share.

The Company is projecting full-year adjusted EBITDA for fiscal 2020 between $307 million and $313 million compared to adjusted EBITDA of $269.4 million in fiscal 2019.

For the second fiscal quarter ending July 31, 2020, the Company is forecasting net sales of approximately $660.0 million and net income between $8.0 million and $13.0 million, or between $0.15 and $0.25 per diluted share. This forecast compares to net sales of $624.7 million and net income of $10.1 million, or $0.20 per diluted share, reported in the second quarter of fiscal 2019. Non-GAAP guidance excludes non-cash imputed interest expense related to the Seller Note of approximately $1.3 million, or $0.02 per share, in the second quarter of fiscal 2020, and $1.2 million, or $0.02 per share, in the second quarter of prior year.  On an adjusted basis, excluding non-cash imputed interest, the Company is forecasting non-GAAP net income between $0.17 and $0.27 per diluted share. This compares to non-GAAP net income of $0.22 per diluted share in second quarter of fiscal year 2019.

Non-GAAP Financial Measures

Reconciliations of GAAP net income per share to non-GAAP net income per share and of GAAP net income to adjusted EBITDA are presented in tables accompanying the condensed financial statements included in this release and provide useful information to evaluate the Company’s operational performance. Non-GAAP net income per share and adjusted EBITDA should be evaluated in light of the Company’s financial statements prepared in accordance with GAAP.

About G-III Apparel Group, Ltd.

G-III designs, sources and markets apparel and accessories under owned, licensed and private label brands. G-III’s owned brands include DKNY, Donna Karan, Vilebrequin, G. H. Bass, Andrew Marc, Marc New York, Eliza J and Jessica Howard. G-III has fashion licenses under the Calvin Klein, Tommy Hilfiger, Karl Lagerfeld Paris, Kenneth Cole, Cole Haan, Guess?, Vince Camuto, Levi's and Dockers brands. Through its team sports business, G-III has licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, and over 150 U.S. colleges and universities. G-III also operates retail stores under the DKNY, Wilsons Leather, G. H. Bass, Vilebrequin, Karl Lagerfeld Paris and Calvin Klein Performance names.

Statements concerning G-III's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, risks relating to G-III’s operations of  Donna Karan International Inc., the impact on our business of the imposition of tariffs by the United States government and business and general economic conditions, as well as other risks detailed in G-III's filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(Nasdaq: GIII)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended April 30,
	2019	2018
	(Unaudited)

Net sales	$633,552	$611,743
Cost of goods sold	397,488	377,216
Gross profit	236,064	234,527

Selling, general and administrative expenses	201,859	202,071
Depreciation and amortization	9,473	9,380
Gain on lease terminations	(829)	—
Operating profit	25,561	23,076

Other loss	(648)	(451)
Interest and financing charges, net	(10,320)	(9,620)
Income before income taxes	14,593	13,005

Income tax expense	2,550	3,120
Net income	$12,043	$9,885

Net income per common share:
Basic	$0.25	$0.20
Diluted	$0.24	$0.20

Weighted average shares outstanding:
Basic	48,781	49,127
Diluted	49,774	50,137

Selected Balance Sheet Data (in thousands):	At April 30,
	2019	2018
	(Unaudited)

Cash and cash equivalents	$48,312	$71,048
Working capital	631,321	614,256
Inventories	538,955	463,463
Total assets (1)	2,442,956	2,040,563
Long-term debt	411,087	448,263
Operating lease liabilities (2)	361,424	—
Total stockholders' equity	1,186,826	1,082,924

(1)	Total assets now include operating lease assets of $320.2 million as of April 30, 2019 in accordance with ASC 842.
(2)	These liabilities are now included in accordance with ASC 842.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME PER SHARE TO

NON-GAAP NET INCOME PER SHARE

	Three Months Ended
	April 30,
	2019	2018
	(Unaudited)

GAAP diluted net income per common share	$0.24	$0.20

Excluded from non-GAAP:
Non-cash imputed interest	0.03	0.02
Gain on lease terminations	(0.02)	—
Income tax impact of non-GAAP adjustments	—	—

Non-GAAP diluted net income per common share, as defined	$0.25	$0.22

Non-GAAP diluted net income per common share is a “non-GAAP financial measure” that excludes non-cash imputed interest expense and gain on lease terminations.  The income tax impact of non-GAAP adjustments is calculated using the effective tax rates for the respective periods. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding items that are not indicative of our core business operating results. Management uses this non-GAAP financial measure to assess our performance on a comparative basis and believes that it is also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL NET INCOME TO

FORECASTED AND ACTUAL ADJUSTED EBITDA

(In thousands)

	Forecasted Twelve Months Ending	Actual Twelve Months Ended
	January 31, 2020	January 31, 2019
	(Unaudited)

Net income	$163,000 - 168,000	$138,067

Gain on lease terminations	(829)	—
Asset impairment charges	—	2,813
Depreciation and amortization	40,000	38,819
Interest and financing charges, net	46,000	43,924
Income tax expense	59,000 - 60,000	45,763

Adjusted EBITDA, as defined	$307,000 - 313,000	$269,386

Adjusted EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, gain on lease terminations,  asset impairment charges primarily related to leasehold improvements and furniture and fixtures at certain of our retail stores and income tax expense. Adjusted EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. Adjusted EBITDA should not be construed as an alternative to net income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with GAAP.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL NET INCOME TO NON-GAAP NET INCOME

(In thousands)

	Forecasted Three	Actual Three	Forecasted Twelve	Actual Twelve
	Months Ending	Months Ended	Months Ended	Months Ended
	July 31, 2019	July 31, 2018	January 31, 2020	January 31, 2019
	(Unaudited)

Net income	$8,000 - 13,000	$10,077	$163,000 - 168,000	$138,067

Excluded from non-GAAP:
Non-cash imputed interest	1,300	1,240	5,400	4,951
Gain on lease terminations	—	—	(829)	—
Asset impairment charges	—	—	—	2,813
Income tax impact of non-GAAP adjustments	(300)	(335)	(571)	(1,932)

Non-GAAP net income, as defined	$9,000 - 14,000	$10,982	$167,000 - 172,000	$143,899

Non-GAAP net income is a “non-GAAP financial measure” that excludes non-cash imputed interest,  gain on lease terminations and asset impairment charges primarily related to leasehold improvements and furniture and fixtures at certain of our retail stores.  The income tax impact of non-GAAP adjustments is calculated using the effective tax rates for the respective periods. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding items that are not indicative of our core business operating results. Management uses this non-GAAP financial measure to assess our performance on a comparative basis and believes that it is also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL NET INCOME PER SHARE TO

FORECASTED AND ACTUAL NON-GAAP NET INCOME PER SHARE

	Forecasted Three	Actual Three	Forecasted Twelve	Actual Twelve
	Months Ending	Months Ended	Months Ended	Months Ended
	July 31, 2019	July 31, 2018	January 31, 2020	January 31, 2019
	(Unaudited)

GAAP diluted net income per common share	$0.15 - 0.25	$0.20	$3.19 - 3.29	$2.75

Excluded from non-GAAP:
Non-cash imputed interest	0.02	0.02	0.08	0.10
Gain on lease terminations	—	—	(0.01)	0.00
Asset impairment charges	—	—	—	0.05
Income tax impact of non-GAAP adjustments	—	—	(0.01)	(0.04)

Non-GAAP diluted net income per common share, as defined	$0.17 - 0.27	$0.22	$3.25 - 3.35	$2.86

Non-GAAP diluted net income per common share is a “non-GAAP financial measure” that excludes non-cash imputed interest,  gain on lease terminations and asset impairment charges primarily related to leasehold improvements and furniture and fixtures at certain of our retail stores. The income tax impact of non-GAAP adjustments is calculated using the effective tax rates for the respective periods. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding items that are not indicative of our core business operating results. Management uses this non-GAAP financial measure to assess our performance on a comparative basis and believes that it is also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

G-III Apparel Group, Ltd.

Company Contact:

Priya Trivedi

VP of Investor Relations and Treasurer

(646) 473-5157

Investor Relations Contact:

Tom Filandro

ICR, Inc.

(646)  277-1235